Exhibit 24
POWER OF ATTORNEY
The undersigned director and/or officer of Regis Corporation, a Minnesota corporation (the “Company”), does hereby make, constitute and appoint Kersten D. Zupfer and Amanda P. Rusin, and each of them, his or her true and lawful attorneys-in-fact, with full power of substitution, for the undersigned and in his or her name, place and stead, to sign and affix the undersigned’s name as director and/or officer of the Company to a Registration Statement or Registration Statements, on Form S-8 or other applicable form, and all amendments (including post-effective amendments) thereto, to be filed by the Company with the Securities and Exchange Commission (the “SEC”), in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock or other securities proposed to be issued or sold by the Company pursuant to the Stock Option Award Agreement (Inducement Grant) and the Restricted Stock Unit Agreement (Inducement Grant), in each case issued to Felipe A. Athayde, and to file the same with the SEC, granting unto these attorneys-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.
IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 23 day of October, 2020.

Signature	Title

/s/ Felipe A. Athayde Felipe A. Athayde	President, Chief Executive Officer and Director

/s/ Kersten D. Zupfer Kersten D. Zupfer	Executive Vice President and Chief Financial Officer

/s/ Daniel G. Beltzman Daniel G. Beltzman	Director, Chair of the Board of Directors

/s/ Virginia Gambale Virginia Gambale	Director

/s/ David J. Grissen David J. Grissen	Director

/s/ Mark Light Mark Light	Director

/s/ Michael J. Merriman Michael J. Merriman	Director

/s/ M. Ann Rhoades M. Ann Rhoades	Director

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